Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-179761, 333-190665, 333-190666, and 333-218867 on Form S-8 of our reports dated February 25, 2021, relating to the consolidated financial statements and financial statement schedule of TriMas Corporation and subsidiaries, and the effectiveness of TriMas Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TriMas Corporation for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Detroit, Michigan
February 25, 2021